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                                                                   EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]


                                May 28, 1998



National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, CA 95052

     Re:  NATIONAL SEMICONDUCTOR CORPORATION COMMON STOCK $0.50 PAR VALUE

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which National Semiconductor Corporation (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 258,695 shares of Common Stock, par value $0.50 per share (the "Shares"), to be sold by the Company under the ComCore/National Semiconductor Corporation 1997 Stock Option Plan (the "Plan"). We are familiar with the proceedings undertaken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration equal to or in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

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National Semiconductor Corporation
May __, 1998
Page 2


     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Latham & Watkins

                                       LATHAM & WATKINS